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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

  DEPOSITION SCIENCES PRODUCES 3200 GHZ OPTICAL BANDPASS FILTER USING PATENTED
                          REACTIVE SPUTTERING PROCESS.

CLEVELAND, OHIO, JUNE 1, 2000 - ADVANCED LIGHTING TECHNOLOGIES, INC. (NASDAQ:
ADLT), announced today that its Deposition Sciences Inc. (DSI) subsidiary has produced the first 3200 GHz optical bandpass filter using its patented MicroDyn(TM) reactive sputtering coating technology. This is an important benchmark in DSI's DWDM filtER program to develop high yield mass-produced 200 GHz filters using MicroDyn(TM) metal oxide sputtering technology.

"Most of today's WDM and DWDM thin-film filters are produced using evaporation or ion-assisted evaporation coating techniques," explains Eric Krisl, DSI's Vice President of Corporate Engineering. "Evaporation technology already produces 200 GHz and 100 GHz optical band pass filters, but has inherent production limitations. Device yields are low, and can be less than 5%. Successful implementation of MicroDyn(TM) for these filters would provide higher yields and the same or better bandwidth coverage as obtained using evaporation coating techniques. This means MicroDyn(TM) may provide both lower cost and higher performance DWDM devices for the telecom industry."

The 3200 GHz bandpass filters will be sold under the IsoFilter(TM) product line, model number DS2400. DSI expects to begin the product qualification process for these filters with potential customers this month. These 3200 GHz filters expand the product line, which has featured such products as the IsoFilter(TM) power tap (DS 2450), and the IsoFilter(TM) 980 and 1480 pump filters (DS 2430 and 2410).

DSI, a wholly owned subsidiary of Advanced Lighting Technologies, Inc., is an advanced thin film coating company with a Telecommunications Business Unit in Santa Rosa, California. Current products include WDM filters, highly reflective films for DWDM applications, and optical fiber assemblies and micro-optics that reduce insertion losses in DWDM, metro, and optical switching systems. DSI's patented and proprietary coating equipment, advanced thin film processes, and measurement capabilities are used in many of these products and systems.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the timely development and market acceptance of new products, the timely and successful implementation of cost reduction and cash flow initiatives, the impact of the initiatives on relationships with customers, suppliers, and employees, the ability to provide adequate incentives to retain and attract key employees, the integration of acquired operations, the impact of competitive products and pricing, and other risks detailed from time to time in

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the Company's EDGAR filings with the Securities and Exchange Commission. In particular, see "Risk Factors" in the Company's 10-K/A3 for the fiscal year ended June 30, 1999. The Company's actual results could differ materially from those anticipated in these forward-looking statements.

Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer, and marketer of metal halide lighting products, including materials, system components, systems, and production equipment with operations and affiliates in North America, Europe, the Pacific Rim, and Australia.

For further information, contact:

MaryAnne Carse
Investor Relations
Advanced Lighting Technologies, Inc.
440/836-7111 (440/836-7012)
MaryAnne_Carse@ADLT.com